Exhibit 99.1

For Immediate Release

WM Announces Third Quarter Earnings

The Company Delivers Another Quarter of Strong Expansion
in Operating EBITDA Margin

Houston — Oct. 24, 2023 — WM (NYSE: WM) today announced financial results for the quarter ended September 30, 2023.

	Three Months Ended		Three Months Ended
	September 30, 2023 (in millions, except per share amounts)		September 30, 2022 (in millions, except per share amounts)

	As Reported	As Adjusted(a)	As Reported	As Adjusted(a)

Revenue	$5,198	$5,198	$5,075	$5,075

Income from Operations	$1,021	$1,022	$942	$950

Operating EBITDA(b)	$1,540	$1,541	$1,445	$1,453

Operating EBITDA Margin	29.6%	29.6%	28.5%	28.6%

Net Income(c)	$663	$664	$639	$645

Diluted EPS	$1.63	$1.63	$1.54	$1.56

“Over the course of the year, our team has consistently delivered strong results driven by our focus on pricing discipline and optimization of our cost structure,” said Jim Fish, WM’s President and Chief Executive Officer. “In the third quarter, organic growth in our collection and disposal business, operating cost improvements, and our commitment to SG&A cost management translated into more than 6% growth in adjusted operating EBITDA and 100 basis points of adjusted operating EBITDA margin expansion.”(a)

Key Highlights for the THIRD Quarter OF 2023

Revenue

•	Core price for the third quarter of 2023 was 6.6% compared to 8.2% in the third quarter of 2022.(d) Core price exceeded inflationary cost increases in the quarter by an estimated 100 basis points, contributing to margin and earnings growth.
•	Collection and disposal yield was 5.0% in the third quarter of 2023 compared to 7.1% in the third quarter of 2022.(e)
•	On a workday adjusted basis, total Company volumes increased 1.0% and collection and disposal volumes increased 0.7% in the third quarter of 2023. On a reported basis, total Company volumes increased 0.5% and collection and disposal volumes increased 0.3% in the third quarter of 2023 compared to 1.0% and 1.4%, respectively, in the third quarter of 2022.

FOR MORE
INFORMATION

Waste
Management

Website

www.wm.com

Analysts

Ed Egl

713.265.1656

eegl@wm.com

Media

Toni Werner

media@wm.com

Cost Management

•	Operating expenses as a percentage of revenue were 61.3% in the third quarter of 2023 compared to 62.2% in the third quarter of 2022.
•	SG&A expenses were 9.0% of revenue in the third quarter of 2023 compared to 9.3% in the third quarter of 2022. SG&A expenses as a percentage of revenue improved 20 basis points in the third quarter of 2023 from 9.2%, on an adjusted basis, in the third quarter of 2022.(a)

Profitability

•	Operating EBITDA in the Company’s collection and disposal business, adjusted on the same basis as total Company operating EBITDA, increased by approximately $105 million to $1.70 billion for the third quarter of 2023. Operating EBITDA as a percentage of revenue in the Company’s collection and disposal business was 32.6% for the third quarter of 2023 compared to 31.9% for the third quarter of 2022.(f)
•	Operating EBITDA in the Company’s recycling line of business declined by $10 million compared to the third quarter of 2022, which was in line with the Company’s expectations. The decline was driven by the approximately 40% decrease in market prices for single-stream recycled commodities.(g) WM’s automated facilities continue to see strong improvements in product quality, throughput, and labor costs, which is mitigating the commodity price pressure on earnings.
•	Operating EBITDA in the Company’s renewable energy business declined by $13 million compared to the third quarter of 2022, which was in line with expectations and primarily driven by decreases in the value of energy prices and renewable fuel standard credits.(g)

Free Cash Flow & Capital Allocation

	Three Months Ended
	September 30, (in millions)
	2023	2022
Net cash provided by operating activities	$1,263	$1,182
Capital expenditures to support the business	(493)	(547)
Proceeds from divestitures of businesses and other assets, net of cash divested	22	7
Free cash flow without sustainability growth investments	792	642
Capital expenditures - sustainability growth investments	(180)	(210)
Free cash flow	$612	$432

•	Cash flow from operations increased 6.9% in the third quarter of 2023, driven by strong operating EBITDA growth.
•	During the third quarter of 2023, $653 million was returned to shareholders, including $283 million of cash dividends and $370 million of share repurchases.

Sustainability Update

•	The Company continues to advance its sustainability growth investments in both the renewable energy and recycling businesses, and management continues to expect that the previously announced investments will deliver approximately $740 million in incremental annual adjusted operating EBITDA contributions beginning in 2026, with approximately $500 million coming from renewable energy investments and approximately $240 million coming from recycling investments.(a)(h)
•

In the third quarter, technology and automation upgrades were completed at two of WM’s recycling facilities, and another two automation projects and a new market facility are expected to be in service by the end of the year. Additionally, the Company expects to have its seventh renewable natural gas facility, the third in its growth program, in service in January.
•	The Company now expects sustainability growth capital spending of about $750 million in 2023. The decrease from prior expectations is based on a shift in the timing of spending across the next few quarters. As a result of lower anticipated capital spending, 2023 free cash flow is expected to be in the range of $1.825 and $1.925 billion.(a)
•	WM released its 2023 Sustainability Report during the third quarter, providing details about the Company’s sustainability ambitions, strategy, and progress toward its goals.

“We are pleased with our results in the initial three quarters of the year across all key financial metrics giving us confidence in our ability to deliver on the guidance we communicated in July. Our team remains focused on continuing to drive operating leverage in the business to deliver a strong finish to this year and lay the groundwork for further growth in 2024,” Fish concluded.

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(a)	The information labeled as adjusted in this press release, as well as free cash flow, are non-GAAP measures. Please see "Non-GAAP Financial Measures" below and the reconciliations in the accompanying schedules for more information.

(b)	Management defines operating EBITDA as GAAP income from operations before depreciation and amortization; this measure may not be comparable to similarly-titled measures reported by other companies.

(c)	For purposes of this press release, all references to "Net income" refer to the financial statement line item "Net income attributable to Waste Management, Inc."

(d)	Core price is a performance metric measuring cumulative price changes net of churn plus price changes from ancillary fees excluding fuel surcharges. It is used by management to evaluate the effectiveness of our pricing strategies; it is not derived from our financial statements and may not be comparable to measures presented by other companies. Core price is based on certain historical assumptions, which may differ from actual results, to allow for comparability between reporting periods and to reveal trends in results over time.

(e)	Collection and disposal yield reflects the effect on revenue from the pricing activities of collection, transfer and landfill operations, exclusive of volume changes. It is calculated by dividing the increase or decrease for the current year period by the prior year period’s related business revenue, adjusted to exclude the impacts of divestitures for the current year period.

(f)	In the first quarter of 2023, the Company updated its collection and disposal operating EBITDA calculation with a more accurate allocation of costs to this line of business. The Company has restated the prior periods to be consistent with the current year presentation.

(g)	In the third quarter of 2023, the Company’s average recycled commodity price was $58 per ton compared to $94 per ton in the third quarter of 2022. The blended average value of renewable fuel standard credits was $2.65 in the third quarter compared to $2.86 in the prior year period. The average natural gas price was $2.11 per MMBtu in the third quarter compared to $7.21 per MMBtu in the prior year period, and the average electricity price was $65 per megawatt hour in the third quarter compared to about $81 per megawatt hour in the prior year period.

(h)	Projections are based on commodity price assumptions of $26 per MMBtu for renewable natural gas and $125 per ton for the blended average value of single-stream recycled commodities. In the recycling business, projected incremental annual operating EBITDA by 2026 ranges from $200 to $260 million assuming commodity prices range from $75 to $150 per ton.

The Company will host a conference call at 10 a.m. ET on October 25, 2023 to discuss the third quarter results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

Listeners can access a live audio webcast of the conference call by visiting investors.wm.com and selecting “Events & Presentations” from the website menu. A replay of the audio webcast will be available at the same location following the conclusion of the call.

Conference call participants must register to obtain their dial in and passcode details. This streamlined process improves security and eliminates wait times when joining the call.

about wm

WM (WM.com) is North America's leading provider of comprehensive environmental solutions. Previously known as Waste Management and based in Houston, Texas, WM is driven by commitments to put people first and achieve success with integrity. The company, through its subsidiaries, provides collection, recycling, and disposal services to millions of residential, commercial, industrial, and municipal customers throughout the U.S. and Canada. With innovative infrastructure and capabilities in recycling, organics, and renewable energy, WM provides environmental solutions to and collaborates with its customers in helping them achieve their sustainability goals. WM has the largest disposal network and collection fleet in North America, is the largest recycler of post-consumer materials, and is the leader in beneficial use of landfill gas, with a growing network of renewable natural gas plants and the most landfill gas-to-electricity plants in North America. WM's fleet includes nearly 11,000 natural gas trucks – the largest heavy-duty natural gas truck fleet of its kind in North America. To learn more about WM and the company's sustainability progress and solutions, visit Sustainability.WM.com.

Forward-Looking Statements

The Company, from time to time, provides estimates or projections of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events, circumstances or performance. This press release contains a number of such forward-looking statements, including but not limited to statements under the heading “Sustainability Update” and all statements regarding future performance or financial results of our business; achievement of our full-year financial guidance; 2023 free cash flow; future capital expenditures; pricing results; commodity price assumptions; costs management and cost reduction; future execution of and investment in strategic priorities, including technology, automation, and sustainability projects; and timing, outcomes and benefits from investment in such strategic priorities. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to failure to implement our optimization, automation, growth, and cost savings initiatives and overall business strategy; failure to obtain the results anticipated from strategic initiatives, investments, acquisitions or new lines of business; failure to identify acquisition targets, consummate and integrate acquisitions; environmental and other regulations, including developments related to emerging contaminants, gas emissions, renewable energy and environmental, social, and governance performance and disclosure; increasing attention to sustainability matters and heightened scrutiny of sustainability measurements, objectives and disclosures, which could lead to increased litigation risk related to our sustainability efforts; significant environmental, safety or other incidents resulting in liabilities or brand damage; failure to obtain and maintain necessary permits due to land scarcity, public opposition or otherwise; diminishing landfill capacity, resulting in increased costs and the need for disposal alternatives; failure to attract, hire and retain key team members and a high quality workforce; increases in labor costs due to union organizing activities or changes in wage and labor related regulations; disruption and costs resulting from extreme weather and destructive climate events; failure to achieve our sustainability goals or execute on our sustainability-related strategy and initiatives; public health risk, increased costs and disruption due to a future resurgence of pandemic conditions and restrictions; macroeconomic conditions, geopolitical conflict and market disruption resulting in labor, supply chain and transportation constraints, inflationary cost pressures and fluctuations in commodity prices, fuel and other energy costs; increased competition; pricing actions; impacts from international trade restrictions; competitive disposal alternatives, diversion of waste from landfills and declining waste volumes; weakness in general economic conditions and capital markets, including potential for an economic recession; instability of financial institutions; adoption of new tax legislation; fuel shortages; failure to develop and protect new technology; failure of technology to perform as expected; failure to prevent, detect and address cybersecurity incidents or comply with privacy regulations; negative outcomes of litigation or governmental proceedings; and decisions or developments that result in impairment charges. Please also see the Company’s filings with the SEC, including Part I, Item

1A of the Company’s most recently filed Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, for additional information regarding these and other risks and uncertainties applicable to its business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

Non-GAAP Financial Measures

To supplement its financial information, the Company has presented, and/or may discuss on the conference call, adjusted earnings per diluted share, adjusted net income, adjusted income from operations, adjusted operating EBITDA, adjusted operating EBITDA margin, adjusted SG&A expenses, and free cash flow, as well as projections of adjusted operating EBITDA and free cash flow. All of these items are non-GAAP financial measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP but believes that also discussing non-GAAP measures provides investors with (i) financial measures the Company uses in the management of its business and (ii) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations.

In addition, the Company’s projected future operating EBITDA is anticipated to exclude the effects of other events or circumstances that are not representative or indicative of the Company’s results of operations. Such excluded items are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, and other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of such projection to the comparable GAAP measure.

The Company discusses free cash flow and provides a projection of free cash flow because the Company believes that it is indicative of its ability to pay its quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay its debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable GAAP measure. The Company believes free cash flow gives investors useful insight into how the Company views its liquidity, but the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as net cash provided by operating activities, less capital expenditures, plus proceeds from divestitures of businesses and other assets (net of cash divested); this definition may not be comparable to similarly-titled measures reported by other companies.

The quantitative reconciliations of non-GAAP measures to the most comparable GAAP measures are included in the accompanying schedules, with the exception of projected adjusted operating EBITDA. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP.

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WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Millions, Except per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Operating revenues	$5,198	$5,075	$15,209	$14,763
Costs and expenses:
Operating	3,188	3,156	9,460	9,201
Selling, general and administrative	470	473	1,413	1,451
Depreciation, depletion and amortization	519	503	1,545	1,493
Restructuring	—	1	4	1
(Gain) loss from divestitures, asset impairments and unusual items, net	—	—	(3)	17
	4,177	4,133	12,419	12,163
Income from operations	1,021	942	2,790	2,600
Other income (expense):
Interest expense, net	(127)	(91)	(372)	(269)
Equity in net losses of unconsolidated entities	(18)	(17)	(41)	(49)
Other, net	(4)	(6)	—	(7)
	(149)	(114)	(413)	(325)
Income before income taxes	872	828	2,377	2,275
Income tax expense	210	189	570	535
Consolidated net income	662	639	1,807	1,740
Less: Net income (loss) attributable to noncontrolling interests	(1)	—	(4)	1
Net income attributable to Waste Management, Inc.	$663	$639	$1,811	$1,739
Basic earnings per common share	$1.64	$1.55	$4.46	$4.20
Diluted earnings per common share	$1.63	$1.54	$4.44	$4.18
Weighted average basic common shares outstanding	404.0	412.0	405.8	414.0
Weighted average diluted common shares outstanding	405.9	414.3	407.6	416.2

WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Millions)

(Unaudited)

	September 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$150	$351
Receivables, net	2,917	2,752
Other	495	448
Total current assets	3,562	3,551
Property and equipment, net	16,229	15,719
Goodwill	9,398	9,323
Other intangible assets, net	779	827
Other	1,967	1,947
Total assets	$31,935	$31,367
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued liabilities and deferred revenues	$3,921	$3,980
Current portion of long-term debt	297	414
Total current liabilities	4,218	4,394
Long-term debt, less current portion	15,133	14,570
Other	5,618	5,539
Total liabilities	24,969	24,503
Equity:
Waste Management, Inc. stockholders’ equity	6,950	6,849
Noncontrolling interests	16	15
Total equity	6,966	6,864
Total liabilities and equity	$31,935	$31,367

WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions)

(Unaudited)

	Nine Months Ended
	September 30,
	2023	2022
Cash flows from operating activities:
Consolidated net income	$1,807	$1,740
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,545	1,493
Other	278	199
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(293)	55
Net cash provided by operating activities	3,337	3,487
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(139)	(207)
Capital expenditures	(1,853)	(1,725)
Proceeds from divestitures of businesses and other assets, net of cash divested	68	18
Other, net	(83)	(122)
Net cash used in investing activities	(2,007)	(2,036)
Cash flows from financing activities:
New borrowings	17,319	5,916
Debt repayments	(16,991)	(5,429)
Common stock repurchase program	(990)	(1,061)
Cash dividends	(855)	(811)
Exercise of common stock options	29	39
Tax payments associated with equity-based compensation transactions	(28)	(39)
Other, net	(9)	(6)
Net cash used in financing activities	(1,525)	(1,391)
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	—	(6)
(Decrease) increase in cash, cash equivalents and restricted cash and cash equivalents	(195)	54
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	445	194
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$250	$248

WASTE MANAGEMENT, INC.

SUMMARY DATA SHEET

(In Millions)

(Unaudited)

Operating Revenues by Line of Business

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Commercial	$1,464	$1,392	$4,300	$4,034
Industrial	982	966	2,889	2,744
Residential	875	846	2,595	2,483
Other collection	193	187	556	521
Total collection	3,514	3,391	10,340	9,782
Landfill	1,261	1,197	3,678	3,442
Transfer	594	562	1,719	1,602
Recycling	366	420	1,094	1,341
Other	678	614	1,944	1,785
Intercompany (a)	(1,215)	(1,109)	(3,566)	(3,189)
Total	$5,198	$5,075	$15,209	$14,763

Internal Revenue Growth

	Period-to-Period Change for the Three Months				Period-to-Period Change for the Nine Months
	Ended September 30, 2023 vs. 2022				Ended September 30, 2023 vs. 2022
		As a % of		As a % of		As a % of		As a % of
		Related		Total		Related		Total
	Amount	Business(b)	Amount	Company(c)	Amount	Business(b)	Amount	Company(c)
Collection and disposal	$215	5.0%			$699	5.6%
Recycling and WM Renewable Energy(d) (e)	(108)	(23.3)			(399)	(26.8)
Energy surcharge and mandated fees(e) (f)	(54)	(18.4)			(70)	(8.8)
Total average yield(g)			$53	1.1%			$230	1.6%
Volume			27	0.5			94	0.6
Internal revenue growth			80	1.6			324	2.2
Acquisitions			50	0.9			156	1.0
Divestitures			(1)	—			(5)	—
Foreign currency translation			(6)	(0.1)			(29)	(0.2)
Total			$123	2.4%			$446	3.0%

	Period-to-Period Change for the Three Months Ended September 30, 2023 vs. 2022		Period-to-Period Change for the Nine Months Ended September 30, 2023 vs. 2022
	As a % of Related Business(b)		As a % of Related Business(b)
	Yield	Volume(h)	Yield	Volume(h)
Commercial	5.9%	0.1%	6.6%	(0.6)%
Industrial	6.1	(2.5)	7.7	(2.3)
Residential	6.3	(3.0)	6.3	(3.4)
Total collection	5.8	(1.2)	6.5	(1.4)
MSW	4.1	1.7	5.0	2.7
Transfer	7.1	1.4	7.8	0.4
Total collection and disposal	5.0%	0.7%	5.6%	0.6%

(a)	Intercompany revenues between lines of business are eliminated in the Condensed Consolidated Financial Statements included herein.

(b)	Calculated by dividing the increase or decrease for the current year period by the prior year period’s related business revenue adjusted to exclude the impacts of divestitures for the current year period.

(c)	Calculated by dividing the increase or decrease for the current year period by the prior year period’s total Company revenue adjusted to exclude the impacts of divestitures for the current year period.

(d)	Includes combined impact of commodity price variability in both our recycling and WM Renewable Energy businesses, as well as changes in fees in our recycling business.

(e)	Beginning in 2023, Recycling and WM Renewable Energy includes changes in our revenue attributable to our WM Renewable Energy business. Previously these changes in revenues were included in fuel surcharges and mandated fees. We have revised our prior year results to conform with the current year presentation.

(f)	Our energy surcharge was revised in the second quarter of 2023 to incorporate market prices for both diesel and compressed natural gas.

(g)	The amounts reported herein represent the changes in our revenue attributable to average yield for the total Company.

(h)	Workday adjusted volume impact.

WASTE MANAGEMENT, INC.

SUMMARY DATA SHEET

(In Millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Supplemental Data

Internalization of waste, based on disposal costs	69.0%	68.6%	68.8%	68.6%

Landfill depletable tons (in millions)	31.6	32.1	92.7	93.9

Acquisition Summary(a)

Gross annualized revenue acquired	$10	$132	$121	$135

Total consideration, net of cash acquired	20	210	138	216

Cash paid for acquisitions consummated during the period, net of cash acquired	23	197	134	202

Cash paid for acquisitions including contingent consideration and other items from prior periods, net of cash acquired	21	197	139	207

Landfill Depletion and Accretion Expenses:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Landfill depletion expense:
Cost basis of landfill assets	$155	$150	$453	$436
Asset retirement costs	33	34	101	103
Total landfill depletion expense(b)	188	184	554	539
Accretion expense	32	29	97	84
Landfill depletion and accretion expense	$220	$213	$651	$623

(a)	Represents amounts associated with business acquisitions consummated during the applicable period except where noted.

(b)	The increase in landfill depletion for the nine months ended September 30, 2023, as compared with the prior year period, was primarily driven by the reopening of previously closed landfill in our East Tier.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30, 2023
	Income from	Pre-tax	Tax		Net	Diluted Per
	Operations	Income	Expense		Income(a)	Share Amount
As reported amounts	$1,021	$872	$210		$663	$1.63
Adjustment:
Business readiness costs for collective bargaining agreement negotiations	1	1	—		1	—
As adjusted amounts	$1,022	$873	$210	(b)	$664	$1.63
Depreciation and amortization	519
Adjusted operating EBITDA	$1,541

	Three Months Ended September 30, 2022
	Income from	Pre-tax	Tax		Net	Diluted Per
	Operations	Income	Expense		Income(a)	Share Amount
As reported amounts	$942	$828	$189		$639	$1.54
Adjustment:
Enterprise resource planning system implementation-related costs	8	8	2		6	0.02
As adjusted amounts	$950	$836	$191	(b)	$645	$1.56
Depreciation and amortization	503
Adjusted operating EBITDA	$1,453

(a)	For purposes of this press release table, all references to “Net income” refer to the financial statement line item “Net income attributable to Waste Management, Inc.”

(b)	The Company calculates its effective tax rate based on actual dollars. When the effective tax rate is calculated by dividing the Tax Expense amount in the table above by the Pre-tax Income amount, differences occur due to rounding, as these items have been rounded in millions. The third quarter 2023 and 2022 adjusted effective tax rates were 24.1% and 22.8%, respectively.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions)

(Unaudited)

	Three Months Ended
	September 30, 2023		September 30, 2022
		As a % of		As a % of
	Amount	Revenues	Amount	Revenues
Adjusted SG&A Expenses and Adjusted SG&A Expenses Margin

Operating revenues, as reported	$5,198		$5,075

SG&A expenses, as reported	$470	9.0%	$473	9.3%
Adjustments:
Business readiness costs for collective bargaining agreement negotiations	(1)		—
Enterprise resource planning system implementation-related costs	—		(8)
Adjusted SG&A expenses	$469	9.0%	$465	9.2%

2023 Projected Free Cash Flow Reconciliation(a)	Scenario 1	Scenario 2
Net cash provided by operating activities	$4,500	$4,650
Capital expenditures to support the business	(1,975)	(2,075)
Proceeds from divestitures of businesses and other assets, net of cash divested	50	100
Free cash flow without sustainability growth investments	$2,575	$2,675
Capital expenditures - sustainability growth investments	(750)	(750)
Free cash flow	$1,825	$1,925

(a)	The reconciliation includes two scenarios that illustrate our projected free cash flow range for 2023. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

WASTE MANAGEMENT, INC.

SUPPLEMENTAL INFORMATION PROVIDED FOR ILLUSTRATIVE PURPOSES ONLY

(In Millions)

(Unaudited)

Diversity in the structure of recycling contracts results in different accounting treatment for commodity rebates. In accordance with revenue recognition guidance, our Company records gross recycling revenue and records rebates paid to customers as cost of goods sold. Other contract structures allow for netting of rebates against revenue.

Additionally, there are differences in whether companies adjust for accretion expense in their calculation of EBITDA. Our Company does not adjust for landfill accretion expenses when calculating operating EBITDA, while other companies do adjust it for the calculation of their EBITDA measure.

The table below illustrates the impact that differing contract structures and treatment of accretion expense has on the Company’s adjusted operating EBITDA margin results. This information has been provided to enhance comparability and is not intended to replace or adjust GAAP reported results.

	Three Months Ended
	September 30, 2023		September 30, 2022
	Amount	Change in Adjusted Operating EBITDA Margin	Amount	Change in Adjusted Operating EBITDA Margin
Recycling commodity rebates	$143	0.9%	$209	1.3%
Accretion expense	$32	0.6%	$29	0.6%

	Nine Months Ended
	September 30, 2023		September 30, 2022
	Amount	Change in Adjusted Operating EBITDA Margin	Amount	Change in Adjusted Operating EBITDA Margin
Recycling commodity rebates	$433	0.9%	$661	1.3%
Accretion expense	$97	0.6%	$84	0.6%